Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seneca Foods Corporation
Marion, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3/A (No. 333-120982)  and Form S-8 (No. 333-12365 and 333-145916) of Seneca Foods Corporation of our reports dated June 9, 2008, relating to the Consolidated Financial Statements, and the effectiveness of Seneca Foods Corporation’s internal control over financial reporting, which appear in the Annual Report to Shareholders which is incorporated by reference in the Annual Report on Form 10K.  We also consent to the incorporation by reference of our report dated June 9, 2008 relating to the financial statement schedule which appears in this Form 10-K.

/s/BDO Seidman, LLP
Milwaukee, Wisconsin

June 13, 2008